Exhibit 2

Denison Mines Announces Closing of Transaction

Toronto, Ontario – June 29, 2012

Denison Mines Corp. (“Denison”) (DML:TSX; DNN:NYSE MKT) is pleased to announce the closing of its previously announced transaction whereby Energy Fuels Inc. (“Energy Fuels”) will acquire all of the shares of the subsidiaries holding Denison’s U.S. mining assets and operations (the “US Mining Division”), as well as all of the inter-company debt between Denison and the US Mining Division (the “Transaction”). The Transaction is being completed pursuant to a plan of arrangement (the “Arrangement”) in accordance with the Business Corporations Act (Ontario) which has been approved by the Ontario Superior Court of Justice. All conditions of closing have now been satisfied by both parties.

As a result of the Arrangement, effective at 11:59 p.m. on June 29, 2012, the US Mining Division and related inter-company debt will be transferred by Denison to Energy Fuels and Denison shareholders of record will receive approximately 1.106 common shares of Energy Fuels per Denison common share, all as previously announced. This will result in Denison shareholders holding, in aggregate, approximately 63% of the issued and outstanding common shares of Energy Fuels, while maintaining their interest in Denison. After the Arrangement, Denison shareholders will hold the same number of common shares of Denison as were held prior to the Arrangement.

After completion of the Arrangement, Denison will continue as a uranium exploration and development company with interests in exploration and development projects in Saskatchewan, Zambia and Mongolia. As well, Denison will maintain its 22.5% ownership interest in the McClean Lake uranium mill, located in northern Saskatchewan, which is one of the world’s largest uranium processing facilities. Denison’s exploration project portfolio includes the world class Phoenix deposit located on its 60% owned Wheeler River project also in the Athabasca Basin region of Saskatchewan.

Denison will also remain engaged in mine decommissioning and environmental services through its Denison Environmental Services (DES) division and continue to act as the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium oxide in concentrates and uranium hexafluoride.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this news release, including any information relating to the Transaction and completion of the Arrangement between Energy Fuels and Denison and any other statements regarding Denison’s future expectations, beliefs, goals or prospects constitute forward-looking information within the meaning of applicable securities legislation (collectively, “forward-looking statements”). All statements in this news release that are not statements of historical fact (including statements containing the words “expects”, “does not expect”, “plans”, “anticipates”, “does not anticipate”, “believes”, “intends”, “estimates”, “projects”, “potential”, “scheduled”, “forecast”, “budget” and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Denison’s ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements including, without limitation, the risk factors described in Denison’s most recent annual information form, annual and quarterly financial report and management information circular.

Denison assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Denison’s filings with the various provincial securities commissions, which are available online at www.sedar.com. Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Denison relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

This news release and the information contained herein do not constitute an offer of securities for sale in the United States. The securities issued pursuant to the Arrangement have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

For further information please contact:

Ron Hochstein, President & CEO

Phone No.: (416) 979-1991 x232

Email: rhochstein@denisonmines.com

Jim Anderson, Executive VP and CFO

Phone No.: (416) 979-1991 x372

Email: janderson@denisonmines.com